Exhibit 11.3

Independent Auditor's Consent

We consent to the inclusion of our report dated April 30, 2019, with respect to the consolidated financial statements of MogulREIT II,  Inc. as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and the period from January 13, 2017 (inception) through December 31, 2017,  appearing in this Regulation A Offering Circular on Form 1-A (File No 024-10713)  of MogulREIT II, Inc. We also consent to the reference to our firm under the caption  "Experts."

/s/ CohnReznick LLP

Bethesda, Maryland
October 17, 2019